Exhibit 4.1

Share certificate

Number of certificate	Number of shares

Ruhnn Holding Limited
(Incorporated under the laws of the Cayman Islands)

Share capital is US$1 divided into 1,000,000,000 shares comprising of
(i) 812,295,750 Class A Ordinary Shares with a par value of US$0.000000001 each and
(ii) 187,704,250 Class B Ordinary Shares with a par value of US$0.000000001 each

This is to certify that [Name] of [Address] is the registered holder of [Number] [Share Class] shares in the above-named company subject to the Memorandum and Articles of Association of the Company.

EXECUTED for and on behalf of the Company on	by:

Director